Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@mlpmaui.com

MAUI LAND & PINEAPPLE REPORTS 3rd QUARTER 2011 RESULTS

KAPALUA, Hawaii, November 2, 2011 (BUSINESS WIRE) —

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $1.3 million, or $(0.07) per share, for the third quarter of 2011, compared to net income of $20.0 million, or $1.35 per share for the third quarter of 2010.  The Company reported revenues of $3.4 million and $3.9 million during the third quarters of 2011 and 2010, respectively.

For the nine months ended September 30, 2011, the Company reported net income of $8.6 million, or $0.47 per share, compared to net income of $12.7 million, or $1.23 per share, for the nine months ended September 30, 2010.  The Company reported revenues of $11.0 million and $13.1 million for the nine months ended September 30, 2011 and 2010, respectively.

Net income for the nine months ended September 30, 2011 included a $15.1 million gain recognized from the 2010 sale of the Kapalua Bay Golf Course.  Net income for the nine months ended September 30, 2010 included a $25.7 million gain recognized from the 2009 sale of the Plantation Golf Course.

“As demonstrated by our year-to-date results for 2011 compared to last year, we are pleased with the improvements in our ongoing operations.  This shows that our new simplified operating model is showing the desired benefits that we hoped to achieve,” said Tim Esaki, Chief Financial Officer.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 3rd quarter 2011 operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate.  The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and

Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended September 30,
	2011	2010
	(in thousands except
	share amounts)

OPERATING REVENUES
Real estate - commissions	$75	$210
Leasing	1,380	1,385
Utilities	935	959
Resort amenities and other	981	1,296
Total Operating Revenues	3,371	3,850

OPERATING COSTS AND EXPENSES
Real estate	129	273
Leasing	796	981
Utilities	527	517
Resort amenities and other	950	1,323
Selling and marketing	47	461
General and administrative	959	2,856
Depreciation	766	1,100
Total Operating Costs and Expenses	4,174	7,511

Operating Loss	(803)	(3,661)

Interest expense, net	(624)	(1,791)

Loss from Continuing Operations before income taxes	(1,427)	(5,452)
Income tax benefit	(67)	(261)

Loss from Continuing Operations	(1,360)	(5,191)
Income from Discontinued Operations net of income taxes of $0	21	25,218
NET INCOME (LOSS)	$(1,339)	$20,027

COMPREHENSIVE INCOME (LOSS)	$(1,339)	$20,027

NET INCOME (LOSS) PER COMMON SHARE
–BASIC AND DILUTED
Continuing Operations	$(0.07)	$(0.35)
Discontinued Operations	—	1.70
Net (Income) Loss	$(0.07)	$1.35

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and

Comprehensive Income

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
	(in thousands except
	share amounts)

OPERATING REVENUES
Real estate
Sales	$—	$1,650
Other	695	987
Leasing	3,827	3,791
Utilities	2,651	2,442
Resort amenities and other	3,858	4,262
Total Operating Revenues	11,031	13,132

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	—	154
Other	740	955
Leasing	2,157	2,621
Utilities	1,714	1,454
Resort amenities and other	3,386	4,044
Selling and marketing	749	2,004
General and administrative	4,445	6,080
Depreciation	2,648	3,692
(Gain) loss on asset dispositions	171	(958)
Total Operating Costs and Expenses	16,010	20,046

Operating Loss	(4,979)	(6,914)

Interest expense, net	(1,758)	(6,502)

Loss from Continuing Operations Before Income Taxes	(6,737)	(13,416)
Income Tax Benefit	(67)	(176)

Loss from Continuing Operations	(6,670)	(13,240)

Income from Discontinued Operations net of income taxes of $0	15,294	25,975

NET INCOME	8,624	12,735
Pension Benefit Adjustment net of income taxes of $0	—	615

COMPREHENSIVE INCOME	$8,624	$13,350

NET INCOME (LOSS) PER COMMON SHARE
–BASIC AND DILUTED
Continuing Operations	$(0.36)	$(1.28)
Discontinued Operations	0.83	2.51
Net Income	$0.47	$1.23